Exhibit 10.2

FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

(THE HARVEST GROUP, LLC)

This Fourth Amendment to Purchase and Sale Agreement is entered into and effective the 11th day of July, 2008, and is by and among Barry Ray Salsbury, Salsbury Foundation, a Louisiana non-profit corporation, Brian Carl Albrecht, Shell Boidy Sibley, Carolyn Monica Greer, and Willie Willard Powell (collectively, “Seller”), The Harvest Group, LLC (“Company”), and Saratoga Resources, Inc. (“Buyer” or “Saratoga”).

WHEREAS, Seller, Company, and Saratoga are parties to that certain Purchase and Sale Agreement dated October 24, 2007 (as previously amended and supplemented by that certain Third Amendment to Purchase and Sale Agreement, effective February 18, 2008, that certain Second Amendment to Purchase and Sale Agreement, effective January 18, 2008, that certain letter agreement, dated February 18, 2008, and that certain First Amendment to Purchase and Sale Agreement, dated December 12, 2007, the “PSA”);

WHEREAS, Seller wishes to revoke any and all notices of termination it has or may have issued in relation to the PSA; and

WHEREAS, the parties desire to further amend the PSA.

NOW THEREFORE, the parties hereby agree as follows:

1.

Unless otherwise indicated or defined herein, capitalized terms not defined herein shall have the meanings attributed to them in the PSA.

2.

The PSA is hereby reinstated.

3.

Sections 2.01 and 2.02 of the PSA are hereby amended and restated to read as follows:

2.01

Intentionally Omitted.

2.02

Payment of Purchase Price

(a)

The purchase price for the Membership Interests (the “Purchase Price”) shall be Twenty One Million One Hundred Thirty Six Thousand Six Hundred ($21,136,600) Dollars plus Nine Hundred Eighty Thousand shares of common stock of the Buyer (“Saratoga Shares”) (the “Non-Cash Amount”).

(b)

All cash payments by Buyer to Seller pursuant to this Article II shall be made in immediately available funds by confirmed wire transfer to a bank account designated by Seller to Buyer as provided in Schedule 2.02(b).  Any and all Saratoga Shares to be issued by Buyer as part of the Non-Cash Amount shall be issued to Seller or their designees, subject to compliance with applicable security laws.

4.

The first line of Section 3.19 of the PSA is amended to insert “April 30, 2008” in lieu of “June 30, 2007”.

5.

Section 3.19(b) of the PSA is hereby amended and restated to read as follows:

(b)

declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its outstanding Membership Interest, or made any redemption, purchase or other acquisition of any of its equity securities, except for the distributions identified on Schedule 3.19(b);

6.

The first sentence of Section 3.22 of the PSA is hereby amended and restated to read as follows:

Attached hereto as Schedule 3.22 are correct and complete copies of (i) the audited balance sheet of the Company as of December 31, 2007, together with the related audited statements of income and retained earnings and of cash flows for the period ended December 31, 2007 and (ii) the unaudited balance sheet of the Company as of April 30, 2008, together with the related unaudited statements of income and retained earnings and of cash flows for the period ended April 30, 2008 (the “Company Financial Statements”).

7.

Section 3.26 of the PSA is hereby amended and restated to read as follows:

3.26

Company Tax Liability.  Except as set forth in Schedule 3.07, the Company has no past due local, state, or federal tax liability.

8.

Section 4.07(a)(i) shall be stricken from the PSA with the following being substituted therefore:

(i) the ability to bear the economic risks of ownership of the Saratoga Shares (the “Saratoga Securities”) that may be delivered to Seller under the terms of the Agreement and

9.

The first sentence of Section 5.13 of the PSA is hereby amended and restated to read as follows:

Attached hereto on Schedule 5.13 are correct and complete copies of (i) the audited balance sheet of Buyer as of December 31, 2007, together with the related audited statements of income and retained earnings and of cash flows for the period ended December 31, 2007 and (ii) the unaudited balance sheet of Buyer as of March 31, 2008, together with the related unaudited statements of income and retained earnings and of cash flows for the period ended March 31, 2008 (the “Buyer Financial Statements”).

10.

Section 5.16 shall be stricken from the PSA with the following being substituted therefore:

5.16 Compliance with Reporting Requirements.  Buyer has, during the preceding twelve months, filed all reports to be required to be filed by it under Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).  For a period of twelve (12) months following the issuance of the Saratoga Shares, Buyer shall (A) use its reasonable best efforts to continue to file all reports required to be filed by it under the Exchange Act and (B) provide to Seller, from time to time upon request from Seller, written confirmation of Buyer’s filing of all reports required to be filed under the Exchange Act during the twelve months preceding such request.

11.

The PSA is hereby amended to provide that the covenants and agreements set forth in Sections 8.01 through 8.02 of the PSA shall run from April 30, 2008 through the Closing rather than from the date of execution of the PSA through the Closing.

12.

Section 8.03 of the PSA is hereby amended and restated to read as follows:

8.03

Distributions.  With the exception of the salaries paid to the members of Company, from April 30, 2008 through the Closing, except for the distributions described in Section 3.19(b), Company will not make any distributions, equity or otherwise, to its directors, officers, members, or managers.

13.

Section 9.01(g) of the PSA is hereby amended and restated to read as follows and Section 9.01(h) of the PSA is hereby deleted:

(g)

Seller shall have received an opinion in favor of Seller from counsel for Buyer, that is reasonably acceptable to Seller.

14.

Section 10.01 of the PSA is hereby amended and restated to read as follows:

10.01

Time and Place of Closing.  The sale and purchase of the Membership Interests pursuant to this Agreement (the “Closing”) shall be consummated and completed (including, without limitation, delivery of the Purchase Price) in the offices of Greenburg & Traurig, 1000 Louisiana Street, Suite 1700, Houston, Texas, on or before July 14, 2008 (the “Closing Date”) or at such other place and time as the parties shall mutually agree.

15.

Section 10.02(n) shall be stricken from the PSA with the following being substituted therefore:

(n)

Buyer shall (i) pay to Seller the Cash Amount of the Purchase Price by wire transfer of immediately available federal funds and (ii) deliver to Seller the Saratoga Shares;

16.

Section 11.01(b)(i) of the PSA is hereby amended and restated to read as follows:

(i)

the Closing (including, without limitation, delivery of the Purchase Price) shall not have occurred on or before July 14, 2008, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

17.

Section 11.01(c)(vii) of the PSA is hereby amended to delete the comma at the end of such Section and to put a period after the word “discretion” and to delete the word “or” thereafter.  Section 11.01(c)(viii) of the PSA is hereby stricken from the PSA and the last sentence of Section 11.01(c) of the PSA is hereby stricken from the PSA.

18.

The last sentence of Section 11.01(d) of the PSA is hereby stricken from the PSA.

19.

Section 11.01(e) is hereby stricken from the PSA.

20.

Section 12.02 is hereby amended and restated to read as follows:

12.02

Indemnification by Seller.  Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, actions, causes of action, demands assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever (collectively, “Damages”), asserted against, resulting from, imposed upon, or incurred by Buyer, directly or indirectly, by reason of or resulting from (i) any breach by Company or Seller of its representations, warranties and covenants contained in this Agreement, (ii) any Liens (except for Permitted Encumbrances) (other than claims contested in good faith for which adequate reserves have been established or adequate insurance exists) against the Company Properties filed or arising between execution of this Agreement and the Closing Date.  Notwithstanding the foregoing, Buyer shall not be entitled to indemnification from Seller with respect to claims that Company or Seller would have otherwise had notice of prior to the Closing Date had Buyer complied with Section 8.07 in all material respects.

21.

Salsbury Foundation is hereby added as a “Seller” under the PSA and agrees to be bound as a seller under the PSA.

22.

The parties hereby delete Exhibit “C” and Schedule 9.01(g) from the PSA.

23.

Amended and restated Schedules and Exhibits to the PSA are annexed hereto.

24.

The following sentence shall be added to the end of Section 3.20 of the PSA:

Seller and Company represent and warrant that Schedule 3.20 represents, to the best of Seller’s and Company’s knowledge, a true and accurate print out of all the Company’s accounts payable as of the date of such print out.  As used in this Fourth Amendment to Purchase and Sale Agreement, “accounts payable” shall have the meaning ascribed thereto under Generally Accepted Accounting Principals; provided that, the following are specifically excluded from the defined term “accounts payable”: any claims and liabilities described on Schedule 3.07.

25.

Notwithstanding anything to the contrary contained in the PSA, although Seller shall be obligated to satisfy all MBL Debt outstanding at the time of the Closing, Seller shall not be obligated to have any Liens in favor of MBL granted by the Company cancelled or released (it being the intention of Buyer for such Liens to remain in force and effect with respect to any MBL borrowings by Buyer) and neither the Seller nor the Company make any representations or warranties regarding such Liens.  (As clarification, Seller shall be obligated to deliver the Membership Interests unto Buyer free and clear of all Liens.)

26.

The parties acknowledge and agree that Seller shall be entitled to receive any sums paid by or due from MBL to Seller or the Company relating to income tax liabilities of Seller with respect to the 2007 and 2008 tax years.  The parties further acknowledge and agree that the substance of this paragraph 26 shall in no way create an obligation on the Company after Closing relating to income tax liabilities of Seller with respect to the 2007 and 2008 tax years.

27.

As referenced in a letter from counsel for Buyer of February 7, 2008, the Company has incurred a problem with a well in the South Atchafalaya Bay Area on OA 0276 (formerly State Lease 8396) (the “Well Problem”).  Buyer hereby agrees that Buyer shall not be entitled to assert or recover from or against Seller, and Seller shall not have any obligation to indemnify, defend or hold harmless Buyer, from or against, any Damages incurred by Buyer, directly or indirectly, nor shall there be any adjustment to the Purchase Price, by reason of or resulting from the Well Problem or the settlement of any insurance claim(s) relating thereto.  Further, Buyer acknowledges and consents to the execution of that certain Settlement Agreement and Release, dated March 26, 2008, among Harvest Oil and each of the insurers /underwriters subscribing to Policy No. B11252006Q2N1011.

28.

Reference is made to that certain Agreement (the “Termination Agreement”), dated July 11, 2008, by and among Harvest Oil and Gas, LLC, The Harvest Group, LLC, Macquarie Bank Limited, and Macquarie Americas Corp.  The representations and warranties of Seller under the PSA shall be subject to the provisions of the Termination Agreement and Buyer hereby consents to the execution of the Termination Agreement and all agreements executed pursuant thereto and acknowledges the obligations of Harvest Oil and Gas, LLC and The Harvest Group, LLC thereunder; provided that, Seller shall be obligated to satisfy the obligations of the Company under Section 2(a) thereof.

29.

Notwithstanding anything to the contrary set forth in the PSA, Seller shall not be obligated to pay, or to cause Company to pay, the existing line of credit of Harvest Oil & Gas, LLC or The Harvest Group LLC to Capital One, National Association, and Buyer shall cause the Company to arrange to have Seller released as a guarantor of such indebtedness on or within five (5) business days of the Closing Date.

30.

Buyer shall comply with the provisions set forth on Exhibit “D” hereto.

31.

In connection with the foregoing, and only in connection with the foregoing, the PSA is hereby amended, but in all other respects all of the terms and conditions of the PSA remain unaffected.

32.

This Fourth Amendment to Purchase and Sale Agreement may be executed in several counterparts, and if fully executed shall constitute the agreement, binding upon all the parties hereto, notwithstanding all the parties are not signatories to the original and same counterparts.

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IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Purchase and Sale Agreement effective as of the date hereinabove set forth.

SARATOGA RESOURCES, INC.

By: /s/ Thomas F. Cooke

Name: Thomas F. Cooke

Title:   Chairman and CEO

THE HARVEST GROUP, LLC

By: /s/ Barry Ray Salsbury

Name: Barry Ray Salsbury

Title:   CEO

/s/ Barry Ray Salsbury

BARRY RAY SALSBURY

SALSBURY FOUNDATION

By: /s/ Barry Ray Salsbury

Name: Barry Ray Salsbury

Title:   President

/s/ Brian Carl Albrecht

BRIAN CARL ALBRECHT

/s/ Shell Boidy Sibley

SHELL BOIDY SIBLEY

/s/ Carolyn Monica Greer

CAROLYN MONICA GREER

/s/ Willie Willard Powell

WILLIE WILLARD POWELL